Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED

     ACCOUNTANTS AND ADVISORS

                   PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB 2 of Mariposa Resources, Ltd, of our report dated August 4, 2006 on our audit of the financial statements of Mariposa Resources, Ltd as of June 30, 2006, and the related statements of operations, stockholders' equity and cash flows for the period from inception May 31, 2006 through June 30, 2006, and the reference to us under the caption "Experts."

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

September 13, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501